Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

      We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Introgen Therapeutics, Inc. 2000 Stock Option Plan of our reports dated March 14, 2005 with respect to the consolidated financial statements of Introgen Therapeutics, Inc., Introgen Therapeutics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Introgen Therapeutics, Inc. included in the Annual Report (Form 10-K) for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Austin, Texas
March 14, 2005